Exhibit 99.1

MBIA Insurance Corporation
113 King Street
Armonk, NY 10504
www.mbia.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact: Willard Hill, 914-765-3860

Media Contact: Elizabeth James, 914-765-3889

Investor Contact: Greg Diamond, 914-765-3190

MBIA INC. REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Results Consistent with Previously Announced Estimates; New Capital Plan

Positions Company for Continued Market Leadership

ARMONK, New York – January 31, 2008 — MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation (“the Company”), today reported financial results for its fourth quarter and full year ended December 31, 2007.

The results, as compared with the same period of the prior year, were as follows:

•	Net loss for the full year 2007 was $1.9 billion, compared with net income of $819.3 million in 2006.

•	Net loss per share for the full year 2007 was $15.22, compared with net income per share of $5.99 in 2006.

Gary Dunton, MBIA Chairman and Chief Executive Officer, said, “We are disappointed in our operating results for the year, as the performance of our insured prime, second-lien mortgage portfolio and three insured CDO-squared transactions led to unprecedented loss reserving and impairment activity. The effect of these reserving and impairment activities on our capital position will be more than offset by the successful completion of our capital plan, which will increase our capital position by well over $2 billion. We have raised $1.5 billion to date through our $1 billion surplus notes offering and the Warburg Pincus’ $500 million investment in MBIA common stock, which closed yesterday. Additionally, we have a commitment from Warburg Pincus to backstop a $500 million rights offering, and we are considering this and other steps to raise equity. We believe that these steps, along with reduced capital requirements resulting from slower business growth, will result in our capital position surpassing rating agency Triple-A requirements as currently articulated and will allow us to continue serving the needs of our clients and investors.”

The decline in net income for the year was primarily due to the previously announced pre-tax net loss which amounted to $3.5 billion, or on an after-tax basis, $2.3 billion or $18.04 per share, on financial instruments at fair value (“mark-to-market”) and foreign exchange. Significantly wider spreads and ratings downgrades of securities backing Collateralized Debt Obligations (“CDO”) during the fourth quarter adversely affected the mark-to-market valuation of the Company’s insured credit derivatives portfolio. As MBIA previously announced on January 9, 2008, the Company estimates a credit impairment of $200 million included in the pre-tax net loss of $3.5 billion on its insured credit derivatives portfolio for three CDO-squared transactions on which the Company expects to incur actual losses in the future. MBIA continues to believe that the balance of the mark-to-market losses are not predictive of future claims and, in the absence of further credit impairment, the cumulative marks should reverse over the remaining life of the insured credit derivatives. Additionally, the mark-to-market does not affect rating agency evaluations of MBIA’s capital adequacy, except to the extent of impairments.

Also contributing to the Company’s pre-tax net loss was $713.5 million of pre-tax loss and loss adjustment expense comprising case loss activity of $613.5 million and a special addition of $100 million to the unallocated loss reserve for MBIA’s prime, second-lien mortgage exposure. The case loss activity reflects MBIA’s best estimate of probable and reasonably estimable losses.

Mark-to-market losses during the fourth quarter on insured credit derivatives that were reinsured for MBIA by Channel Re (a financial guarantee reinsurer in which MBIA has a 17.4 percent equity ownership interest) resulted in the Company adjusting the carrying value of its ownership interest from $85.7 million to zero. The adjustment is reflected in net losses on financial instruments at fair value. Absent further credit impairment, MBIA believes that substantially all of the mark-to-market losses on the business reinsured by Channel Re are not predictive of future claims and should reverse over time; therefore, the carrying value of MBIA’s investment in Channel Re would be adjusted accordingly in the future.

Operating income per share, a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures) that excludes the effects of non-cash net realized gains and losses, net gains and losses on financial instruments at fair value (with the exception of credit impairment) and foreign exchange, was as follows:

•	After-tax operating income for 2007 declined to $192.9 million from $793.7 million in 2006.

•	Operating income per share was $1.52 in 2007 compared with $5.81 in 2006.

Excluding accelerated income from refunded issues, operating income per share in 2007 was down 81 percent to $0.95 from $5.10 in 2006. The decline in operating income per share was primarily due to the $713.5 million of loss reserving activity and the $200 million of credit impairments in the insured derivatives portfolio in the fourth quarter.

Net loss for the fourth quarter of 2007 was $2.3 billion compared with net income of $181.0 million for the same period of 2006. For the fourth quarter of 2007, net loss per share was $18.61 compared with net income per share of $1.32 for the fourth quarter of 2006.

After-tax operating loss for the fourth quarter of 2007 was $407.8 million compared with after-tax operating income of $179.2 million for the fourth quarter of 2006. Operating loss per share was $3.30 for the fourth quarter of 2007, compared with operating income per share of $1.31 for the fourth quarter of 2006. Excluding accelerated income from refunded issues, operating loss per share for the fourth quarter of 2007 was $3.38, compared with operating income per share of $1.16 for the same period of 2006.

Earnings per diluted share information

	Three Months Ended December 31		Years Ended December 31
	2007	2006	2007	2006
Net income (loss)	$(18.61)	$1.32	$(15.22)	$5.99
Income from discontinued operations	0.00	0.02	0.00	0.04

Net income (loss) from continuing operations	(18.61)	1.30	(15.22)	5.95
Net realized gains (losses)	0.13	(0.02)	0.26	0.07
Net gains (losses) on financial instruments at fair value and foreign exchange	(16.49)	0.02	(18.04)	0.07
Estimated credit impairment on insured derivatives	1.05	0.00	1.03	0.00

Operating income (loss)	$(3.30)	$1.31	$1.52	$5.81
(Numbers may not add due to rounding)

Insurance Operations

For 2007, Adjusted Direct Premium (“ADP”), a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures), grew 45 percent to $1,496.9 million from $1,030.8 million in 2006. For the fourth quarter, despite challenging conditions in the structured and public finance markets, MBIA wrote $262.4 million of ADP, which was down 38 percent from the fourth quarter of 2006.

Adjusted Direct Premiums

(dollars in millions)

	Three Months Ended December 31			Years Ended December 31
	2007	2006	% Change	2007	2006	% Change
Global Public Finance
United States	$147.6	$130.9	13%	$406.7	$320.1	27%
Non-United States	2.7	125.0	(98)%	190.4	258.8	(26)%

Total	150.3	255.9	(41)%	597.1	578.9	3%
Global Structured Finance
United States	84.1	126.7	(34)%	696.6	290.1	140%
Non-United States	28.0	38.6	(27)%	203.2	161.8	26%

Total	112.1	165.3	(32)%	899.8	451.9	99%
Total	$262.4	$421.2	(38)%	$1,496.9	$1,030.8	45%

Global Public Finance

Full Year 2007: In 2007, MBIA’s global public finance ADP production increased 3 percent over 2006. U.S. public finance was up 27 percent, while non-U.S. public finance was down 26 percent.

The increase in U.S. public finance production reflects increases in the Company’s market share, to 24.7 percent from 23.1 percent, and total insured volume for the year, which was up 6.0 percent versus 2006. While many sectors contributed to the increase for the year, the most significant increases in ADP primarily came from military housing, higher education and state and local sales tax-backed deals. The credits that contributed the most ADP for the year included financings for two military housing projects and three credits in Puerto Rico: a sales tax-backed issue, a general obligation issue and debt issued for the Highway and Transportation Authority.

The increased ADP production for U.S. public finance reflected favorable market conditions that lasted through the first half of the fourth quarter, with greater business production in the utilities and enterprise finance sectors, and particularly in the military housing sector.

In the fourth quarter of 2007, MBIA’s non-U.S. public finance ADP production reflects very little ADP written compared with a very strong fourth quarter of 2006. Six non-U.S. public finance credits contributed more than half of the non-U.S. public finance ADP production for the year. All of these transactions were insured during the first half of 2007, including financings for a Public Finance Initiative (“PFI”) project for a hospital in England, three separate deals for United Kingdom gas, electric and water utilities, an electric utility in Mexico and a windmill farm for an electric company in Germany.

4th Quarter: For the fourth quarter, MBIA’s global public finance ADP production declined 41 percent compared with the same period of 2006. U.S. public finance production increased 13 percent in the fourth quarter, while non-U.S. production declined 98 percent.

In the U.S. public finance markets, MBIA’s fourth quarter ADP production was in line with fourth quarter production in the prior year for most sectors, including electric and gas utilities, general obligation, health care, higher education, municipal revenue and transportation. The exception was military housing, where the Company insured a record seven high quality deals in the fourth quarter of 2007, including the largest single privatization debt issuance for the U.S. Navy. MBIA’s participation in this project helped provide access to private capital for the U.S. Navy to build and renovate housing into state-of-the-art communities for military families. MBIA has maintained a leadership position in this sector for several years.

Market conditions deteriorated quite rapidly in the U.S. public finance market late in the fourth quarter, with several issuers postponing debt offerings. New issue volume increased 43 percent in October, then declined 31 and 41 percent in November and December, respectively, compared with the same months in 2006. Insured penetration was 50 percent in October, declining to 42 percent in November and 30 percent in December. MBIA’s market share in December was 22 percent, though the Company saw reduced demand for its insurance during the second half of the month.

For MBIA’s non-U.S. public finance business, which continues to be uneven and less predictable, fourth quarter 2007 ADP production of just $2.7 million was adversely affected by growing concerns about the U.S. mortgage and housing markets.

In January 2008, volume and insured penetration continued to be below 2007’s averages. However, MBIA continued to issue insurance policies on U.S. public finance transactions totaling $0.7 billion of net par and $4.4 million of ADP, which compares to $2.2 billion of net par and $8.4 million of ADP for the same period of 2007. MBIA believes that the Company’s continued insurance activity validates the fundamental benefits that bond insurance provides to the municipal market despite the turbulence throughout the credit markets, the rating agencies’ rating actions during the month and the publicity around these issues and around monolines in general.

Global Structured Finance

Full Year 2007: MBIA’s global structured finance ADP production for 2007 was up 99 percent compared with 2006. U.S. structured finance was up 140 percent and non-U.S. structured finance was up 26 percent. The increase in global structured finance ADP represented particular strength from several asset classes including Commercial Mortgage-Backed Securities (“CMBS”) pools, CDOs with corporate investment grade collateral, multi-sector CDOs, intellectual property, operating asset and consumer contract receivables securitizations and commercial real estate CDOs.

The increased ADP production for U.S. structured finance reflects strong production in the second and third quarters, which accounted for 70 percent of the full year’s ADP for global structured finance. On a full year basis, most sectors had favorable variances, but the largest contributors were in CMBS pools, investment grade corporate CDOs, multi-sector CDOs and direct Residential Mortgage-Backed Securities (“RMBS”). No domestic RMBS transactions were insured in the second half of 2007. The only multi-sector asset-backed CDOs insured after the first half of the year had subordination levels at or above 50 percent.

The 26 percent increase in non-U.S. structured finance ADP production resulted primarily from larger increases in investment grade CDOs, prime residential first mortgages and operating asset securitizations, other consumer asset-backed and residential home equity lines of credit transactions. The five deals that contributed the most non-U.S. structured finance ADP in 2007 accounted for over 40 percent of MBIA’s full year 2007 non-U.S. structured finance ADP, and they were all insured during the first three quarters of 2007. These deals include a securitization for a portfolio of aircraft, three CDOs with investment grade corporate credits as collateral and a securitization of remittances for a bank in Central Asia.

4th Quarter: Given the weakening structured finance market in the fourth quarter, global structured finance ADP production declined 32 percent compared with the fourth quarter of 2006. U.S. structured finance production decreased 34 percent in the fourth quarter and non-U.S. production declined 27 percent.

In the U.S. structured finance business, MBIA’s fourth quarter 2007 ADP production primarily consisted of an intellectual property securitization and a structured insurance securitization. Additionally, the Company insured two CMBS pools in the fourth quarter of 2007, and did not insure any RMBS transactions or CDOs during the period.

In MBIA’s non-U.S. structured finance business, fourth quarter 2007 ADP production of $28.0 million primarily consisted of two RMBS transactions in Mexico, a securitization of bank remittances in Kazakhstan and a securitization of commercial mortgage loan pools in Germany.

In January 2008, securitization volume continued to decline in the U.S. structured finance market, and the Company expects to write little or no U.S. RMBS or multi-sector CDO business for the foreseeable future. Through January 25, 2008, MBIA provided insurance on global structured finance transactions totaling $25.2 million of net par and $1.5 million of ADP, which compares to $2.2 billion of net par and $14.1 million of ADP for the same period of 2007. Based upon the current pipeline of deals, MBIA’s non-U.S. structured finance business is expected to contribute more heavily to its global structured finance production in 2008. While the Company is seeing opportunities in the secondary and conduit markets, overall, structured finance ADP production in 2008 is expected to be significantly less than 2007 levels.

Insurance Operations Results

In 2007, total premiums earned, which include scheduled premiums earned and refunding premiums earned, were $855.6 million in 2007 compared with $852.6 million in 2006. Scheduled premiums earned in 2007 increased 6 percent to $734.8 million from $691.1 million in 2006, reflecting growth in production, while premiums from refundings decreased 25 percent. Even with more modest premium production during the fourth quarter, expected future premium earnings increased by $375.6 million in 2007 totaling approximately $5.5 billion at year end. While premiums collected for new policies contribute relatively little to the premiums earned in the quarter in which they are originated, they are an important source of future earnings.

The 25 percent decline in premiums earned from refundings, to $120.8 million in 2007 from $161.5 million in 2006., The decline is largely due to the decrease of advanced refundings of U.S. public finance transactions during the third and fourth quarters of 2007, as spreads between tax-exempt interest rates and rates on Treasury securities, which are used to defease advanced refunding deals, have widened markedly. The acceleration of premiums into earnings due to refundings accounted for 14 percent of total premiums earned for the year, compared with 19 percent in 2006. Earned premiums from refundings accelerate value for shareholders as compared with transactions that remain on the books for the full term of the deal.

For 2007, pre-tax net investment income decreased 1 percent to $572.8 million from $581.1 million in 2006. The decrease is related to lower average invested assets primarily due to the $1 billion of dividends that were paid by the insurance company to the holding company in December 2006 and April 2007. For the fourth quarter 2007, pre-tax net investment income was level with the fourth quarter of 2006.

MBIA’s fees and reimbursements were down 38 percent for the year to $20.8 million from $33.5 million in 2006. In 2006, the Company received two large expense reimbursements from Eurotunnel and a third from another remediation. In the fourth quarter of 2007, fees and reimbursements were $1.2 million, $3.1 million less than last year’s fourth quarter.

Total insurance expenses in 2007 increased to $1.1 billion from $379.3 million during the prior year. For the fourth quarter, total insurance expenses increased to $808.4 million from

$104.8 million. The increases for both periods were largely the result of the $736.7 million loss and loss adjustment expense (“LAE”) incurred for the fourth quarter of 2007, described below.

Gross insurance expenses, which are prior to any expense deferrals, were down 8 percent for the year to $248.0 million from $268.4 million in 2006. For the fourth quarter of 2007, gross insurance expenses decreased 19 percent, from $79.3 million to $64.6 million. The decrease in the fourth quarter of 2007 was primarily due to the acceleration of expenses in the fourth quarter of 2006 related to certain existing long-term incentive compensation awards and the adoption of a new retirement plan, as well as a decline in loss prevention expenses.

In 2007, the Company incurred $800.3 million in loss and LAE, compared with $80.9 million in 2006. The 2007 expenses consist of MBIA’s loss reserving formula of 12 percent of scheduled premiums earned or $86.8 million, and two fourth quarter additions totaling $713.5 million. Total fourth quarter loss and LAE amounted to $736.7 million. The Company’s loss reserving formula of 12 percent of scheduled premiums earned resulted in an unallocated loss reserve addition of $23.1 million for the quarter. The Company also added $613.5 million in case loss activity, which represents MBIA’s assessment of probable and reasonably estimable losses for the Company’s insured exposure to prime, second-lien RMBS transactions consisting of home equity lines of credit and closed-end second-lien mortgages. The Company also established a special addition of $100 million to the unallocated loss reserve to reflect MBIA’s estimate of probable losses as a result of the adverse developments in the residential mortgage market related to prime, second-lien mortgage exposure, but which have not yet been specifically identified to individual policies. After the fourth quarter loss reserving activity, MBIA’s unallocated loss reserve totaled $334.5 million at December 31, 2007.

The overall credit quality of the insured portfolio remained high with 82.5 percent of the total book of business having underlying ratings of A or better as of December 31, 2007, versus 81.1 percent a year ago. More significantly, the Triple-A-rated content of the outstanding insurance portfolio has increased to 24.6 percent from 20.9 percent at the end of 2006. Also, the percentage of the portfolio rated below investment grade on an S&P priority basis decreased to 1.4 percent as of December 31, 2007 from 1.9 percent as of December 31,

2006. (MBIA’s below investment grade net par exposure includes $10.6 billion of home equity lines of credit and closed-end second RMBS and multi-sector CDOs of high grade CDOs, which were not rated below investment grade under the S&P priority basis as of December 31, 2007.) The largest reduction in the below investment grade-rated portion of the insured portfolio resulted from the elimination of MBIA’s $1.6 billion exposure to Eurotunnel during 2007. Based on MBIA’s internal ratings, the percentage of the portfolio rated below investment grade increased to 2.1 percent as of December 31, 2007, from 1.2 percent as of December 31, 2006.

MBIA’s pre-tax operating income from insurance operations for 2007, which excludes the effects of net realized gains and losses and net gains and losses on financial instruments at fair value (with the exception of credit impairment) and foreign exchange, declined 85 percent to $167.0 million compared with $1.1 billion for 2006. The decline was due to the fourth quarter 2007 additional loss activity of $713.5 million and credit impairment in the insured derivatives portfolio of $200 million.

Investment Management Services

For 2007, pre-tax operating income for Investment Management Services was up 9 percent, from $101.2 million to $110.0 million due to higher average assets under management (“AUM”). The market value of average AUM for 2007, including conduit assets of $4.3 billion, was $66.1 billion, up 18 percent from $56.0 billion for 2006. Strong growth in the asset liability products segment from increased volume of investment agreements and medium-term notes, and increased balances managed in the municipal investment pool and customized asset management business in the advisory services segment, contributed to the increase in AUM.

Within the advisory services segment, MBIA was the investment manager of the structured investment vehicle (“SIV”) named Hudson-Thames, acting under an investment management agreement and at the direction of an independent board of directors. Launched at the end of 2006, Hudson-Thames had $2 billion of assets at its peak. MBIA also invested $15.8 million in the capital notes of Hudson-Thames, representing 12 percent of the capital notes. During the summer of 2007, adverse conditions in the structured finance and SIV markets inhibited Hudson-Thames from issuing new senior notes (primarily commercial paper) to repay maturing notes. During the fourth quarter, at the direction of the

Hudson-Thames board of directors, all of the remaining assets of Hudson-Thames were sold, all of its senior liabilities were fully paid, and in December 2007, Hudson-Thames ceased operations. Overall results for 2007 reflect the impairment of MBIA’s capital notes and unreimbursed expenses, which combined totaled $8.2 million, of which $3.7 million was recorded in the fourth quarter.

Corporate

For 2007, the corporate pre-tax operating loss increased 4 percent to $89.0 million from a loss of $85.8 million in 2006. The increased operating loss reflects a $10 million increase in corporate expenses during 2007, primarily related to higher expense allocations from the insurance company, partially offset by $6.4 million in insurance recoveries. The insurance recoveries represent payments under the Company’s directors’ and officers’ insurance policies, under which MBIA is being reimbursed for a portion of the expenses it has incurred for regulatory investigations and related litigation in prior periods. For the fourth quarter of 2007, the pre-tax operating loss was $25.8 million, 5 percent greater than the $24.7 million loss for the fourth quarter of 2006. At December 31, 2007, MBIA Inc. had cash and investments totaling $433.9 million.

Gains and Losses

In 2007, MBIA recorded net realized gains of $51.3 million for all business operations, compared with net realized gains of $15.4 million in 2006. For the fourth quarter of 2007, MBIA recorded net realized gains of $24.1 million compared with $5.1 million of net realized losses for the fourth quarter of 2006. The year-over-year changes were primarily due to customary activity associated with the management of the Company’s investment portfolio.

Consistent with its policy for evaluating all of its investments to assess whether any declines in fair value below amortized cost are other than temporary, MBIA identified two holdings totaling $37 million in amortized cost in the asset liability products segment for which the Company took a $20 million write-down in the fourth quarter of 2007. Both holdings are structured finance assets, one of which is a SIV managed by a third party, and the other is an uninsured CDO.

The Company recorded pre-tax net losses on financial instruments at fair value and foreign exchange of $3.5 billion for all business operations in 2007, compared with pre-tax net gains of $14.5 million in 2006. For the fourth quarter, net losses were $3.1 billion in 2007 compared with a net gain of $4.0 million in 2006.

The $3.5 billion net loss in 2007 includes a non-cash net loss of $3.7 billion for MBIA’s insured credit derivatives portfolio, partially offset by a non-cash $0.2 billion net gain from the Investment Management Services operations’ derivatives portfolio. When MBIA writes credit protection in the form of a credit default swap, the Company accounts for the transaction under the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” Under SFAS 133, these transactions must be marked-to-market and the change in fair value recorded in the Company’s income statement. The majority of these credit default swaps provide guarantees for structured finance transactions with underlying collateral of CDOs backed by various assets including residential mortgage-backed securities, commercial real estate securities (structured CMBS pools) and other asset-backed securities, corporate bonds and loans. These transactions are typically underwritten at or above a Triple-A underlying rating level.

Approximately two-thirds of the Company’s fourth quarter $3.4 billion mark-to-market loss on the insured credit derivatives portfolio resulted from wider spreads for CMBS and RMBS collateral and the remaining one-third was primarily due to ratings downgrades of the collateral comprising insured credit derivatives for multi-sector CDO structures.

MBIA’s insured credit derivatives contracts have similar terms and conditions to the Company’s financial guarantee insurance contracts, and the Company is not required to post collateral to a counterparty, thereby avoiding the liquidity risks more typical of market standard credit default swaps. MBIA manages its insured credit derivatives portfolio the same way it manages its other insurance contracts, including the same monitoring process to detect impairment. As a result of the Company’s fourth quarter review for losses, the Company estimated that $200 million of its fourth quarter mark-to-market represents estimated credit impairment related to three CDO-squared transactions on which MBIA expects to incur actual claims in the future. However, MBIA continues to believe that the balance of the mark-to-market losses are not predictive of future claims and, in the absence of further credit impairment, the cumulative marks should reverse over the remaining life of the insured credit derivatives.

As mentioned earlier, during the fourth quarter of 2007, MBIA adjusted its 17.4 percent equity ownership interest in Channel Re from a carrying value of $85.7 million to zero. Channel Re has been placed on review for a possible downgrade by Moody’s and Standard & Poor’s. If Channel Re is downgraded, MBIA believes that upon completion of its capital plan, it will still have sufficient capital to cover the rating agencies’ stated capital requirements.

Operating Return On Equity

MBIA’s operating return on equity, a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), was 2.9 percent at December 31, 2007 and 12.1 percent at December 31, 2006.

Book Value and Adjusted Book Value

MBIA’s book value per share at December 31, 2007 decreased to $29.11 from $53.43 at December 31, 2006, which includes a $19.24 impact from the third and fourth quarters’ mark-to-market from the Company’s structured credit derivatives portfolio. Adjusted book value (“ABV”) per share at December 31, 2007 declined 20 percent to $60.31 from $75.72 at December 31, 2006. ABV is a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures).

Share Repurchase

MBIA repurchased $660 million shares of its common stock in the first three quarters of 2007 at a price below the volume weighted average price for the period. During the third quarter, the Company halted its share repurchase activity in light of the growing concerns over the mortgage and structured finance markets. While approximately $340 million remains available under the Company’s $1 billion share buyback program, which was authorized by MBIA’s board of directors in February 2007, the Company has suspended its share repurchase program.

Corporate Developments

Capital Plan In the fourth quarter of 2007, the rating agencies reassessed and revised their Triple-A capital requirements for monoline financial guarantee companies as a result of stress in the subprime mortgage market. As a result, in January 2008, MBIA announced a comprehensive plan to raise over $2 billion in capital, the elements of which include a $1 billion investment commitment from Warburg Pincus; a $1 billion issuance of surplus notes; the net release of capital that supports amortizing and maturing transactions, reinsurance and a dividend reduction. As of January 30, 2008, the Company had successfully concluded the sale of $1 billion in surplus notes, completed its $500 million sale of common stock to Warburg Pincus, announced the Company’s dividend reduction and other capital generation and preservation plans. Additionally, MBIA has a commitment from Warburg Pincus to backstop a $500 million rights offering, and the Company is considering this and other steps to raise equity.

New Income Statement Format: Beginning with fiscal year 2007 results, MBIA reformatted its Consolidated Statement of Income from a segmented structure that presents revenue and expense results for each business operation to a structure that combines and presents these results in consolidated form. In the interest of clarity, MBIA will provide results for fiscal year 2007 on both a segmented basis and a consolidated basis in its Operating Supplement, available at www.mbia.com.

Conference Call

MBIA will host a conference call/webcast for investors tomorrow at 11 a.m. EST. The call will consist of prepared commentary followed by a listen-only question and answer session. The call can be heard live via phone or via webcast access at www.mbia.com. Participants will have the ability to submit questions using a dialog box on the webcast screen. Questions may also be submitted in advance and during the call to ConferenceCallQuestions@mbia.com. The dial-in number for listen-only access is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S. The conference call code is 30885235. A replay of the conference call will be available approximately one hour after the end of the January 31 call until 5:00 p.m. on February 14 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 30885235. In addition, a recording of the call will be available on MBIA’s Web site approximately two hours after the completion of the conference call.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary,

MBIA Insurance Corporation, has the following financial strength ratings: Triple-A from Fitch Ratings with a stable outlook; Triple-A from Standard & Poor’s Ratings Services with a negative outlook; and Triple-A on review for possible downgrade from Moody’s Investors Service. Please visit MBIA’s Web site at www.mbia.com.

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This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. Risk factors are detailed in MBIA’s 10K, which is available on MBIA’s website, www.mbia.com. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company’s press releases, which serve to supplement GAAP information, are meaningful to investors.

Operating Income (Loss) and Operating Income (Loss) Per Share: The Company believes operating income (loss) and operating income (loss) per share are useful measurements of performance because they measure income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value (with the exception of credit impairments on insured derivatives) and foreign exchange and other non-operating items. Operating income (loss) and operating income (loss) per share are also provided to assist research analysts and investors who use this information in their analysis of the Company.

Adjusted Direct Premiums (“ADP”): The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since it represents the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

Operating Return on Equity (“ROE”): The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations and shareholders’ equity, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value (with the exception of credit impairments on insured derivatives) and foreign exchange, unrealized gains and losses, and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

Adjusted Book Value (“ABV”): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company’s part, ABV provides an indication of the Company’s value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written

(dollars in millions)

	Three Months Ended December 31		Years Ended December 31
	2007	2006	2007	2006
Adjusted Direct Premiums (1)	$262.4	$421.2	$1,496.9	$1,030.8
Adjusted Assumed Premiums	0.0	0.8	0.0	6.5

Adjusted Gross Premiums	262.4	422.0	1,496.9	1,037.3
Present Value of Estimated Future Installment Premiums (2)	(161.4)	(305.3)	(1,104.8)	(686.6)

Gross Upfront Premiums Written	101.0	116.7	392.1	350.7
Gross Installment Premiums Written	166.5	158.4	606.8	571.3

Gross Premiums Written	$267.5	$275.1	$998.9	$922.0

(1) A non-GAAP measure. (2) At December 31, 2007 and December 31, 2006 the discount rate was 5.06% and 5.10%, respectively.

	Three Months Ended December 31		Years Ended December 31
Net Income (Loss) per Common Share:	2007	2006	2007	2006
Basic	$(18.61)	$1.36	$(15.22)	$6.17
Diluted	$(18.61)	$1.32	$(15.22)	$5.99
Weighted-Average Number of Common Shares Outstanding:
(shares in thousands)
Basic	123,739,225	132,898,187	126,670,332	132,794,334
Diluted	123,739,225	137,042,313	126,670,332	136,694,798

Components of Net Income (Loss) per Diluted Share
Net Income (Loss)	$(18.61)	$1.32	$(15.22)	$5.99
Income from Discontinued Operations	0.00	0.02	0.00	0.04

Net Income (Loss) from Continuing Operations	(18.61)	1.30	(15.22)	5.95
Net Realized Gains (Losses)	0.13	(0.02)	0.26	0.07
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	(16.49)	0.02	(18.04)	0.07
Estimated Credit Impairment on Insured Derivatives (2)	1.05	0.00	1.03	0.00

Operating Income (Loss) (3)	$(3.30)	$1.31	$1.52	$5.81

(1)	May not add due to rounding.
(2)	In 2007, operating income has been reduced by $200.0 million for estimated credit impairments related to three CDO squared transactions.
(3)	A non-GAAP measure.

MBIA INC. AND SUBSIDIARIES

STATEMENTS OF INCOME

(dollars in thousands)

	Year Ended December 31, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Consolidated
Revenues:
Gross Premiums Written	$998,863	$—	$—	$998,863	$(37,964)	$960,899
Ceded Premiums	(106,474)	—	—	(106,474)	6,357	(100,117)

Net Premiums Written	892,389	—	—	892,389	(31,607)	860,782
Premiums Earned	855,624	—	—	855,624	(31,607)	824,017
Net Investment Income	572,786	1,582,287	14,212	2,169,285	14,555	2,183,840
Fees and Reimbursements	20,832	48,004	—	68,836	(11,995)	56,841
Net Realized Gains (Losses)	55,644	668	(4,988)	51,324	—	51,324
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	(3,715,617)	199,565	1,076	(3,514,976)	—	(3,514,976)
Insurance Recoveries	—	—	6,400	6,400	—	6,400

Total Revenues	(2,210,731)	1,830,524	16,700	(363,507)	(29,047)	(392,554)

Expenses:
Losses and Loss Adjustment	800,345	—	—	800,345	—	800,345
Amortization of Deferred Acquisition Costs	66,873	—	—	66,873	—	66,873
Operating	133,259	105,349	28,865	267,473	(28,601)	238,872
Interest Expense	81,810	1,414,944	80,740	1,577,494	(446)	1,577,048

Total Expenses	1,082,287	1,520,293	109,605	2,712,185	(29,047)	2,683,138

Income (Loss) from Continuing Operations before Income Taxes	$(3,293,018)	$310,231	$(92,905)	$(3,075,692)	$—	$(3,075,692)

Benefit for Income Taxes						(1,147,244)

Loss from Continuing Operations						(1,928,448)
Income from Discontinued Operations, Net of Tax						—

Net Loss						$(1,928,448)

	Year Ended December 31, 2006
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Consolidated
Revenues:
Gross Premiums Written	$921,964	$—	$—	$921,964	$(36,711)	$885,253
Ceded Premiums	(107,287)	—	—	(107,287)	8,696	(98,591)
Net Premiums Written	814,677	—	—	814,677	(28,015)	786,662
Premiums Earned	852,603	—	—	852,603	(28,015)	824,588
Net Investment Income	581,103	1,167,241	13,462	1,761,806	20,540	1,782,346
Fees and Reimbursements	33,498	44,299	—	77,797	(11,322)	66,475
Net Realized Gains	5,615	6,060	3,763	15,438	—	15,438
Net Gains on Financial Instruments at Fair Value and Foreign Exchange	904	13,162	428	14,494	—	14,494
Insurance Recoveries	—	—	—	—	—	—

Total Revenues	1,473,723	1,230,762	17,653	2,722,138	(18,797)	2,703,341

Expenses:
Losses and Loss Adjustment	80,889	—	—	80,889	—	80,889
Amortization of Deferred Acquisition Costs	66,012	—	—	66,012	—	66,012
Operating	155,863	85,419	18,614	259,896	(18,593)	241,303
Interest Expense	76,490	1,024,903	80,685	1,182,078	(204)	1,181,874

Total Expenses	379,254	1,110,322	99,299	1,588,875	(18,797)	1,570,078

Income (Loss) from Continuing Operations before Income Taxes	$1,094,469	$120,440	$(81,646)	$1,133,263	$—	$1,133,263

Provision for Income Taxes						320,080

Income from Continuing Operations						813,183
Income from Discontinued Operations, Net of Tax						6,076
Gain on Sale of Discontinued Operations, Net of Tax						29

Net Income						$819,288

(1)	Eliminations include:
(a)	Elimination of intercompany premium income and expense.
(b)	Elimination of intercompany asset management fees and expenses.
(c)	Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.

MBIA INC. AND SUBSIDIARIES

STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended December 31, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Consolidated
Revenues:
Gross Premiums Written	$267,480	$—	$—	$267,480	$(10,619)	$256,861
Ceded Premiums	(29,239)	—	—	(29,239)	1,474	(27,765)

Net Premiums Written	238,241	—	—	238,241	(9,145)	229,096
Premiums Earned	209,488	—	—	209,488	(9,145)	200,343
Net Investment Income	146,815	424,530	(238)	571,107	4,048	575,155
Fees and Reimbursements	1,151	11,011	—	12,162	(2,853)	9,309
Net Realized Gains	17,189	2,617	4,256	24,062	—	24,062
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	(3,368,089)	228,589	925	(3,138,575)	—	(3,138,575)

Total Revenues	(2,993,446)	666,747	4,943	(2,321,756)	(7,950)	(2,329,706)

Expenses:
Losses and Loss Adjustment	736,690	—	—	736,690	—	736,690
Amortization of Deferred Acquisition Costs	16,759	—	—	16,759	—	16,759
Operating	35,130	26,997	5,405	67,532	(7,726)	59,806
Interest Expense	19,849	380,148	20,193	420,190	(224)	419,966

Total Expenses	808,428	407,145	25,598	1,241,171	(7,950)	1,233,221

Income (Loss) from Continuing Operations before Income Taxes	$(3,801,874)	$259,602	$(20,655)	$(3,562,927)	$—	$(3,562,927)

Benefit for Income Taxes						(1,260,677)

Loss from Continuing Operations						(2,302,250)
Income from Discontinued Operations, Net of Tax						—

Net Loss						$(2,302,250)

	Three Months Ended December 31, 2006
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Consolidated
Revenues:
Gross Premiums Written	$275,128	$—	$—	$275,128	$(8,398)	$266,730
Ceded Premiums	(22,853)	—	—	(22,853)	1,793	(21,060)

Net Premiums Written	252,275	—	—	252,275	(6,605)	245,670
Premiums Earned	204,234	—	—	204,234	(6,605)	197,629
Net Investment Income	146,624	331,307	3,715	481,646	3,685	485,331
Fees and Reimbursements	4,259	11,816	—	16,075	(2,933)	13,142
Net Realized Gains (Losses)	(6,951)	466	1,430	(5,055)	—	(5,055)
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	(452)	4,439	(7)	3,980	—	3,980

Total Revenues	347,714	348,028	5,138	700,880	(5,853)	695,027

Expenses:
Losses and Loss Adjustment	20,054	—	—	20,054	—	20,054
Amortization of Deferred Acquisition Costs	15,850	—	—	15,850	—	15,850
Operating	46,295	22,867	8,235	77,397	(5,832)	71,565
Interest Expense	22,561	294,431	20,189	337,181	(21)	337,160

Total Expenses	104,760	317,298	28,424	450,482	(5,853)	444,629

Income (Loss) from Continuing Operations before Income Taxes	$242,954	$30,730	$(23,286)	$250,398	$—	$250,398

Provision for Income Taxes						71,914

Income from Continuing Operations						178,484
Income from Discontinued Operations, Net of Tax						2,472
Gain on Sale of Discontinued Operations, Net of Tax						29

Net Income						$180,985

(1)	Eliminations include:
(a)	Elimination of intercompany premium income and expense.
(b)	Elimination of intercompany asset management fees and expenses.
(c)	Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2007	December 31, 2006
Assets
Investments:
Fixed-Maturity Securities Held as Available-for-Sale, at Fair Value (Amortized Cost $30,199,471 and $27,327,315)(2007 includes hybrid financial instruments at fair value $596,537)	$29,589,098	$27,755,667
Investments Held-To-Maturity, at Amortized Cost (Fair Value $5,036,465 and $5,187,766)	5,053,987	5,213,464
Investments Pledged as Collateral, at Fair Value (Amortized Cost $1,243,245 and $176,179)	1,227,153	175,834
Short-Term Investments, at Amortized Cost	5,464,708	2,960,646
Other Investments	730,711	971,707

Total Investments	42,065,657	37,077,318

Cash and Cash Equivalents	263,732	269,277
Accrued Investment Income	590,060	526,468
Deferred Acquisition Costs	472,516	449,556
Prepaid Reinsurance Premiums	325,555	363,140
Reinsurance Recoverable on Unpaid Losses	82,041	46,941
Goodwill	79,406	79,406
Property and Equipment (Net of Accumulated Depreciation)	104,036	105,950
Receivable for Investments Sold	111,130	77,593
Derivative Assets	1,715,881	521,278
Current Income Taxes	142,763	—
Deferred Income Taxes, Net	1,177,158	—
Other Assets	178,639	246,103

Total Assets	$47,308,574	$39,763,030

Liabilities and Shareholders’ Equity
Liabilities:
Deferred Premium Revenue	$3,138,396	$3,129,620
Loss and Loss Adjustment Expense Reserves	1,246,423	537,037
Investment Agreements	16,107,909	12,482,976
Commercial Paper	850,315	745,996
Medium-Term Notes (2007 includes hybrid financial instruments at fair value $374,575)	12,830,777	10,951,378
Variable Interest Entity Floating Rate Notes	1,355,792	1,451,928
Securities Sold Under Agreements to Repurchase	1,163,899	169,432
Short-Term Debt	13,383	40,898
Long-Term Debt	1,225,280	1,215,289
Current Income Taxes	—	6,970
Deferred Income Taxes, Net	—	476,189
Deferred Fee Revenue	15,059	14,862
Payable for Investments Purchased	41,359	319,640
Derivative Liabilities	5,006,549	400,318
Other Liabilities	664,128	616,243

Total Liabilities	43,659,269	32,558,776
Shareholders’ Equity
Common Stock	160,245	158,330
Additional Paid-in Capital	1,649,511	1,533,102
Retained Earnings	4,295,380	6,399,333
Accumulated Other Comprehensive Income (Loss)	(490,829)	321,293
Treasury Stock	(1,965,002)	(1,207,804)

Total Shareholders’ Equity	3,649,305	7,204,254

Total Liabilities and Shareholders’ Equity	$47,308,574	$39,763,030

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

	December 31, 2007		December 31, 2006
Book Value		$29.11		$53.43
After-tax Value of:
Deferred Premium Revenue	16.27		15.09
Prepaid Reinsurance Premiums	(1.69)		(1.75)
Deferred Acquisition Costs	(2.45)		(2.17)

Net Deferred Premium Revenue		12.13		11.17
Present Value of Installment Premiums (1)		13.68		11.13
Asset/Liability Products Adjustment		8.78		2.92
Loss Provision (2)		(3.39)		(2.93)

Adjusted Book Value (3)		$60.31		$75.72

(1)	At December 31, 2007 and December 31, 2006 the discount rate was 5.06% and 5.10%, respectively.
(2)	The loss provision is calculated by applying 12% to the following items on an after-tax basis:
(a)	deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3)	A non-GAAP measure.

CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(dollars in millions)

	December 31, 2007	December 31, 2006
Capital and Surplus	$3,666.1	$4,080.7
Contingency Reserve	2,718.9	2,478.0

Capital Base	6,385.0	6,558.7
Unearned Premium Reserve	3,762.8	3,507.2
Present Value of Installment Premiums (1)	2,638.6	2,309.5

Premium Resources	6,401.4	5,816.7
Loss and Loss Adjustment Expense Reserves	926.1	100.6
Soft Capital Credit Facilities	850.0	850.0

Total Claims-paying Resources	$14,562.5	$13,326.0

Net Debt Service Outstanding	$1,021,925.2	$939,969.0
Capital Ratio (2)	160:1	143:1
Claims-paying Ratio (3)	83:1	83:1

(1)	At December 31, 2007 and December 31, 2006 the discount rate was 5.06% and 5.10%, respectively.
(2)	Net debt service outstanding divided by the capital base.
(3)

Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.